Consent of Independent Certified Public Accountants




Air Packaging Technologies, Inc.
Valencia, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 3, 2000, except for Note 17 as to which the date is March 27, 2000 relating to the consolidated financial statements of Air Packaging Technologies, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                                            /s/ BDO SEIDMAN, LLP



Los Angeles, California
July 26, 2000